AEP                                          CSW
   AMERICAN                   ==================================
   ELECTRIC                   CENTRAL AND SOUTH WEST CORPORATION
   POWER                      ==================================



Contact for American Electric Power:
Deb Strohmaier    614/223-1656

Contact for Central and South West:
Larry Jones  214/777-1276



FOR IMMEDIATE RELEASE

            AMERICAN ELECTRIC POWER AND CENTRAL AND SOUTH WEST
              REQUEST MERGER APPROVAL FROM FERC AND TEXAS PUC

Columbus, Ohio and Dallas, Texas, (April 30, 1998) -- American Electric Power Company, Inc. (NYSE: AEP) and Central and South West Corporation (CSW) (NYSE:
CSR) today jointly filed requests with the Federal Energy Regulatory Commission
(FERC) for approval of their proposed merger and with the Public Utility Commission of Texas (PUCT) for a finding that the merger is in the public interest.

Testimony submitted in the filings outlines the expected benefits of the merger to AEP and CSW customers and shareholders. These benefits include:

  * $2 billion in non-fuel operations and maintenance expense savings over 10 years;
  *  $98 million in net fuel savings over 10 years;
  *  Improved capital structure and increased financial strength;
  *  Optimization of business practices and continued high-quality service;
  * Increased diversity in customer base, generating resources and service territory;
  *  Increased support for restructuring of retail electric markets; and
  *  Increased support for an independent system operator (ISO).

The filings address required regulatory standards under applicable law and seek favorable determinations by the FERC and the PUCT.

Specifically, AEP and CSW have proposed a regulatory plan in Texas that provides for:

  * Approximately $29 million in fuel cost savings to Texas customers during the 10-year period following completion of the merger;
  * A commitment to not raise base rates prior to Jan. 1, 2002 for Texas customers and a plan to share approximately one-half of the savings created by the merger during the first 10 years following the merger. In Texas, approximately $183 million of the savings from synergies will be used to reduce future costs to customers; and
  * A commitment to continue the current high level of customer service and to identify opportunities and implement measures to further improve service quality.

The Texas filing provides that there will be minimal job reductions among employees having direct contact with customers. CSW's work force currently totals about 7,000 employees, and AEP's work force totals about 18,000 employees. AEP and CSW intend to use a combination of reduced hiring and attrition to the maximum extent possible to minimize the need for employee separations.

Today's filings mark the first of several regulatory filings that will be made to obtain approval of the proposed merger. CSW and AEP will be seeking approval from the Oklahoma, Arkansas and Louisiana utility regulatory commissions in the second quarter. Other required federal filings with the Nuclear Regulatory Commission, the Securities and Exchange Commission, the Federal Communications Commission and the Department of Justice and/or the Federal Trade Commission will be made later this year. AEP and CSW anticipate obtaining all necessary regulatory approvals and completion of the merger by March 31, 1999. There can be no assurance that AEP and CSW will obtain all necessary regulatory approvals, or when such approvals will be obtained.

AEP shareholders on May 27 will vote on whether to issue the additional shares of stock required to complete the merger. CSW shareholders on May 28 will vote on whether to approve the merger. Proxy statements describing the specific terms of the proposed agreement were mailed to shareholders of both companies last week. Completion of the merger is subject to satisfaction of several other conditions, and there can be no assurance that those conditions will be satisfied.

Central and South West Corporation is a global, diversified public utility holding company based in Dallas. CSW owns four electric operating subsidiaries serving 1.7 million customers in Texas, Oklahoma, Louisiana and Arkansas; a regional electricity company in the United Kingdom; other international energy operations and non-utility subsidiaries involved in energy-related investments, telecommunications, energy efficiency and financial transactions.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

                                       ---

News releases and other information about CSW can be found on the World Wide Web at HTTP://WWW.CSW.COM.

News releases and other information about AEP can be found on the World Wide Web at HTTP://WWW.AEP.COM.

                                       ---

This news release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions, and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are: electric load and customer growth; abnormal weather conditions; available sources and cost of fuel and generating capacity; the speed and degree to which competition enters the power generation, wholesale and retail sectors of the electric utility industry; state and federal legislative and regulatory initiatives that, among other things, increase competition, threaten cost and investment recovery, and affect rate structures; the ability of the combined company to successfully reduce its cost structure; the degree to which the combined company develops nonregulated business ventures; the economic climate and growth in the service territories of the two companies; economies generated by the merger; the inflationary trends and interest rates and the other risks detailed from time to time in the two companies' SEC reports.



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